EXHIBIT 10.4

        [HPL Letterhead]

September 26, 2001

Mr. Mark Milligan

Dear Mark,

This letter is to formalize our offer of employment to you at Heuristic Physics Laboratories, Inc. HPL is a rapidly growing company and offers good opportunities for professional growth to persons with good background, creativity and motivation. We trust that you will bring a significant contribution to HPL and that you and the company will benefit from this new association.

Our offer is as follows:

Position:	Vice President, Design for Manufacturability Division.
Salary:	$246,000 per year paid semi-monthly.
Bonus:
You will receive $120,000 signing bonus.
As of your second year of employment you will receive up to $120,000 as annual bonus (at the end of fiscal year), based upon meeting Corporate and Divisional objectives to be defined each year.
Start date:	September 28, 2001

In this position, you are entitled to the following benefits; please see enclosed information for further clarification:

1. Health Insurance	covered by LIFEGUARD or Kaiser
2. Dental Insurance	covered by DELTA
3. 401 k Plan	Next enrollment date is December, 2001
4. Paid Company Vacation	10 working days
5. Nine Paid Holidays

We will also suggest to Board of Directors to grant you with additional 200,000 HPL stocks as part of HPL Technologies 2001 Equity Incentive Plan. Should the Board authorize the issuance of these stock options and should you decide to receive them, these options will be issued subject to the terms of HPL Technologies 2001 Equity Incentive Plan.

The following documentation must be presented before becoming employed.

a)
Copy of Social Security Card

b)
Proof of being a U.S citizen or if you are a resident, you must present a document to prove legal immigration status

c)
Copy of Driver's License

You will also be required to submit the enclosed Employee Confidential Information and Inventions Agreement on your first day of employment.

We hope that you and the Company will find mutual satisfaction with your employment. All of us at HPL are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time, with or without cause or notice, and the Company reserves for itself an equal right. Nothing in this letter is intended to modify this at will employment relationship.

This letter/agreement and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment and supersede any prior or contemporaneous representations or agreements. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees, as well as reporting relationships, job titles and responsibilities. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Confidential Information and Inventions Agreement" to me by the first day of your employment.

Sincerely yours,

HEURISTIC PHYSICS LABORATORIES, INC.	I agree and accept this offer.
/s/ RITA RUBINSTEIN Rita Rubinstein VP of Administration & Human Resources	/s/ MARK MILLIGAN Mark Milligan